February 17, 2017        FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media

RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND,
HOLDS ANNUAL SHAREHOLDERS MEETING

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.22 per share, payable April 17, 2017 to shareholders of record on April 3, 2017.

The firm held its 2017 Annual Meeting of Shareholders on the afternoon of February 16, 2017. Shareholders elected all 11 of the company’s board nominees. As previously planned and announced, Executive Chairman Tom James relinquished his title as Chairman of the Board effective at the shareholder meeting. James became Chairman Emeritus, retaining a seat on the board, with CEO Paul Reilly adding the responsibilities of Chairman to his role.

In a pair of advisory votes, shareholders voted to approve the compensation of the company’s named executive officers, and a majority of votes were cast in favor of holding an annual advisory vote on the compensation of the company’s named executive officers. The company will take the advisory votes under consideration and make a determination regarding the frequency of shareholder votes on executive compensation no later than July 14, 2017.

Shareholders also voted to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “intends,” and future or conditional verbs such as “will” and “may,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are approximately $617 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.